Exhibit 99.1

News Release

The Boeing Company 100 North Riverside Plaza Chicago, IL 60606-1596 www.boeing.com

Boeing Reports First-Quarter Results

•	Operating margin grew to 7.7 percent on revenue of $15.2 billion, driving net income of $0.70 per share, including previously disclosed charge of $0.20 per share due to health care legislation

•	Operating cash flow of ($0.3) billion with investments in development programs

•	Cash & marketable securities of $10.4 billion provides strong liquidity for 2010

•	Backlog of $315 billion – nearly five times current annual revenue – held steady as new orders largely kept pace with deliveries

•	2010 EPS guidance of $3.50 to $3.80 includes charge for health care legislation

Table 1. Summary Financial Results

(Dollars in Millions, except per share data)	First Quarter		Change
	2010	2009
Revenues	$15,216	$16,502	(8%)
Earnings From Operations	$1,174	$1,025	15%
Operating Margin	7.7%	6.2%	1.5	Pts
Net Income	$519	$610	(15%)
Earnings per Share	$0.70	$0.86	(19%)
Operating Cash Flow	($285)	$193	NA

CHICAGO, April 21, 2010 – The Boeing Company [NYSE: BA] reported first-quarter net income of $0.5 billion, or $0.70 per share, and revenue of $15.2 billion. Current period results reflect solid performance across core businesses and a previously disclosed $0.20 charge on health care legislation, while the year-ago quarter was reduced by $0.31 per share on a charge due to poor market conditions in commercial airplanes (Table 1).

“With clear progress on the 787 and 747-8, solid financial performance and marked improvement in our customer outlook, we continue to draw on the positive momentum we saw at the end of 2009,” said Jim McNerney, Boeing chairman, president and chief executive officer. “Our outlook remains attractive, and we are focused on executing well and delivering on our commitments to customers.”

Earnings guidance for 2010 has been revised to $3.50 to $3.80 per share, incorporating the previously announced charge of $0.20 per share.

Boeing’s quarterly operating cash flow was ($0.3) billion, which reflects continued investment in development programs. Free cash flow* was ($0.5) billion in the quarter. (Table 2)

Table 2. Cash Flow

	First Quarter
(Millions)	2010	2009

Operating Cash Flow	($285)	$193
Less Additions to Property, Plant & Equipment	($186)	($442)

Free Cash Flow*	($471)	($249)

*	Non-GAAP measure. A complete definition and reconciliation of Boeing's use of non-GAAP measures, identified by an asterisk (*), is found on page 8, "Non-GAAP Measure Disclosure."

Cash and investments in marketable securities totaled $10.4 billion at quarter-end (Table 3), down $0.8 billion on investments in development programs.

Table 3. Cash, Marketable Securities and Debt Balances

	Quarter-End
(Billions)	1Q10	4Q09
Cash	$4.5	$9.2
Marketable Securities[1]	$5.9	$2.0

Total	$10.4	$11.2

Debt Balances:
The Boeing Company	$8.9	$8.8
Boeing Capital Corporation	$4.0	$4.1

Total Consolidated Debt	$12.9	$12.9

[1]	Marketable securities consists primarily of time deposits due within one year classified as "short-term investments."

Total company backlog at quarter-end was $315 billion, with backlogs at Commercial Airplanes and Defense, Space & Security largely unchanged.

Segment Results

Commercial Airplanes

Boeing Commercial Airplane’s first-quarter revenue was $7.5 billion, as fewer planned 747 deliveries and seat supplier challenges resulted in 11 percent fewer airplane deliveries. Operating margin expanded to 9.1 percent on strong operating performance partially offsetting the impact of lower new airplane deliveries. Operating margins for the year-ago quarter were reduced by 4.0 points primarily due to the charge on the 747 program related to a reduction in twin-aisle production rates and unfavorable delivery price escalation forecasts (Table 4).

Commercial Airplanes booked 100 gross orders during the quarter while 17 others were removed from its order book. This contrasts with the year-ago period when cancellations exceeded the 28 gross orders. Contractual backlog remains strong with 3,350 airplanes valued at $250 billion, over seven times the unit’s projected 2010 revenue.

Table 4. Commercial Airplanes Operating Results

	First Quarter		Change
(Dollars in Millions)	2010	2009

Commercial Airplanes Deliveries	108	121	(11%)

Revenues	$7,468	$8,554	(13%)
Earnings from Operations	$679	$417	63%

Operating Margins	9.1%	4.9%	4.2	Pts

The 787 program continued flight testing during the quarter, as an additional two airplanes joined the two airplanes already in the flight test program. The Dreamliner completed key flight test milestones such as flutter, stall and ground-effect tests. On March 28, the static test unit successfully completed the ultimate load test with a fully pressurized cabin. First delivery is expected in the fourth quarter of 2010. Total firm orders for the 787 at quarter-end were 866 airplanes from 57 customers.

The 747-8 program began its flight test program during the quarter, completed initial airworthiness testing, and ended the quarter with three airplanes in the flight test program. Initial delivery is expected in the fourth quarter of 2010.

Boeing Defense, Space & Security

Boeing Defense, Space & Security’s first-quarter revenue was $7.6 billion on lower volume in Network & Space Systems, partially offset by favorable aircraft delivery mix and higher volume in services. Operating margins were 8.7 percent on lower margins in military aircraft (Table 5).

Table 5. Defense, Space & Security Operating Results

(Dollars in Millions)	First Quarter		Change
	2010	2009

Revenues
Boeing Military Aircraft	$3,241	$3,067	6%
Network & Space Systems	$2,323	$2,678	(13%)
Global Services & Support	$2,049	$1,975	4%

Total BDS Revenues	$7,613	$7,720	(1%)

Earnings from Operations
Boeing Military Aircraft	$267	$288	(7%)
Network & Space Systems	$174	$207	(16%)
Global Services & Support	$223	$214	4%

Total BDS Earnings from Operations	$664	$709	(6%)

Operating Margins	8.7%	9.2%	(0.5	)Pts

Boeing Military Aircraft (BMA) first-quarter revenue rose 6 percent to $3.2 billion on improved delivery mix and volume on F-18 programs. Operating margin was 8.2 percent, as strong execution across its programs was offset by lower earnings on C-17 and higher R&D. During the quarter, BMA delivered 25 aircraft, P-8A successfully completed ground vibration testing, and the F/A-18 completed India field trials.

Network & Space Systems first-quarter revenue was $2.3 billion, reduced by expected lower volume in Networked & Tactical Systems and Strategic Missile & Defense Systems. Operating margin was 7.5 percent reflecting solid performance across the segment’s array of programs. A less favorable contract mix was partially offset by higher earnings from United Launch Alliance. During the quarter, the Airborne Laser successfully shot down a representative missile target, the Tracking and Data Relay Satellite (TDRS) K-L program successfully completed key reviews, and the company was awarded the core completion contract for Ground-based Midcourse Defense.

Global Services & Support (GS&S) revenue increased slightly to $2.0 billion on higher volume across its broad portfolio of services and logistics products. During the quarter, GS&S operating margin was 10.9 percent driven by strong operating performance. In this segment, the company was awarded contracts for the AEW&C Australia support contract, and Phase 1 of the US Air Force QF-16 drone contract.

Backlog at Defense, Space & Security is $64.2 billion, approximately two times expected 2010 revenue. The backlog declined by $0.6 billion as run-off of multi-year contracts slightly exceeded additions to backlog in the quarter.

Boeing Capital Corporation

Boeing Capital Corporation (BCC) reported first-quarter pre-tax earnings of $46 million compared to $37 million in the same period last year (Table 6). Earnings improvement was primarily driven by gains on sale of portfolio assets. During the quarter, BCC’s portfolio balance declined to $5.4 billion, down from $5.7 billion at year end, on normal run-off, asset pre-payments and depreciation. BCC’s debt-to-equity ratio decreased to 5.6-to-1.

Table 6. Boeing Capital Corporation Operating Results

(Dollars in Millions)	First Quarter		Change
	2010	2009
Revenues	$162	$163	(1%)
Earnings from Operations	$46	$37	24%

Additional Information

The “Other” segment consists primarily of Boeing Engineering, Operations and Technology, as well as certain results related to the financial consolidation of all business units. Other segment expense was $50 million in the first quarter, up from $23 million in the same period last year due to environmental expense.

Total pension expense for the first quarter was $284 million, as compared to $219 million in the same period last year. A total of $305 million was recognized in the operating segments in the quarter (up from $242 million in the same period last year), partially offset by a $21 million contribution to earnings in unallocated items.

Unallocated expense was $165 million, up from $115 million in the same quarter last year, driven by higher deferred compensation expense.

Interest expense for the quarter was $122 million, up from $57 million in the same period last year due to debt issued in 2009.

Income tax expense was $531 million in the quarter, up from $317 million last year, driven by the charge announced on March 31 associated with the new health care law that reduced earnings by $0.20 per share.

Outlook

The company’s 2010 financial guidance reflects solid operating performance amid lower volumes, higher pension expense and continued investment in development programs (Table 7). Guidance is unchanged other than adjusting for the $0.20 charge on health care legislation.

Boeing’s 2010 revenue guidance is $64 billion to $66 billion and reflects previously announced production rate reduction on 777 beginning in mid-2010 and reduced scope on Army modernization and missile defense. Earnings guidance for 2010 of $3.50 to $3.80 per share, reduced from $3.70 to $4.00 per share due to the charge on health care legislation, reflects the lower revenue and includes some consideration for development program and market risks. Operating cash flow is expected to be approximately zero in 2010, including less than $100 million of pension contributions, as the company continues to build inventory on key development programs.

The company continues to expect that 2011 revenue will be higher than 2010, primarily driven by projected 787 and 747-8 deliveries. Combining higher projected deliveries with spending plans for R&D investments and other factors, operating cash flow in 2011 is expected to be greater than $5 billion.

Commercial Airplanes’ 2010 delivery guidance is unchanged at between 460 and 465 airplanes and is sold out. It includes the first few 787 and 747-8 deliveries, which are expected to begin in the fourth quarter. The unit’s 2010 revenue is expected to be $31 billion to $32 billion with operating margins between 6.5 percent and 7.5 percent.

Defense, Space & Security’s revenue for 2010 is expected to be $32 billion to $33 billion with operating margins of approximately 10 percent.

Boeing Capital Corporation expects that its aircraft finance portfolio will continue to reduce as its expected new aircraft financing for 2010 is less than $0.5 billion, below normal portfolio runoff through customer payments and depreciation. BCC’s debt-to-equity ratio is expected to return to the 5.0-to-1 level in the second half of 2010.

Boeing’s 2010 R&D forecast is $3.9 billion to $4.1 billion on continued investment in development programs. R&D is expected to decrease significantly in 2011. Capital expenditures for 2010 are expected to be approximately $1.9 billion reflecting the bulk of capital investments required for the second 787 assembly line in South Carolina. Capital expenditures in 2011 are expected to be lower than in 2010.

The company’s non-cash pension expense is expected to be approximately $1.2 billion in 2010.

Table 7. Financial Outlook

(Dollars in Billions, except per-share data)	2010

The Boeing Company
Revenue		$64 - $66
Earnings Per Share (GAAP)		$3.50 - $3.80
Operating Cash Flow [1]	~ $	0

Boeing Commercial Airplanes
Deliveries		460 - 465
Revenue		$31 - $32
Operating Margin		6.5% - 7.5%

Boeing Defense, Space & Security
Revenue
Boeing Military Aircraft	~$	15
Network & Space Systems	~$	9
Global Services & Support	~$	8.5

Total BDS Revenue		$32 - $33

Operating Margin
Boeing Military Aircraft		~10.5%
Network & Space Systems		~8.5%
Global Services & Support		~11%

Total BDS Operating Margin		~10%

Boeing Capital Corporation
Portfolio Size		Lower
Revenue	~$	0.6
Return on Assets		> 1.0%

Research & Development		$3.9 - $4.1
Capital Expenditures	~$	1.9

[1]	After cash pension contributions of less than $0.1 billion and assuming new aircraft financings under $0.5 billion.

Non-GAAP Measure Disclosure

Management believes that the non-GAAP (Generally Accepted Accounting Principles) measures (indicated by an asterisk *) used in this report provide investors with important perspectives into the company’s ongoing business performance. The company does not intend for the information to be considered in isolation or as a substitute for the related GAAP measures. Other companies may define the measures differently. The following definitions are provided:

Free Cash Flow

Free cash flow is defined as GAAP operating cash flow less capital expenditures for property, plant and equipment additions. Management believes free cash flow provides investors with an important perspective on the cash available for shareholders, debt repayment, and acquisitions after making the capital investments required to support ongoing business operations and long term value creation. Free cash flow does not represent the residual cash flow available for discretionary expenditures as it excludes certain mandatory expenditures such as repayment of maturing debt. Management uses free cash flow internally to assess both business performance and overall liquidity. Table 2 provides a reconciliation between GAAP operating cash flow and free cash flow.

Forward-Looking Information Is Subject to Risk and Uncertainty

This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “should,” “expects,” “intends,” “projects,” “believes,” “estimates,” “targets,” “anticipates,” and similar expressions are used to identify these forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements we make regarding our guidance relating to 2010 and 2011 financial and operating performance, as well as any other statement that does not directly relate to any historical or current fact. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties, and changes in circumstances that are difficult to predict. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are: (1) general conditions in the economy and our industry, including those due to regulatory changes; (2) risks attributable to our reliance on our commercial customers, our suppliers and the worldwide market; (3) risks related to our dependence on U.S. government contracts; (4) our reliance on fixed-price contracts, which could subject us to losses in the event of cost overruns; (5) risks related to cost-type contracts; (6) uncertainties concerning contracts that include in-orbit incentive payments; (7) changes in accounting estimates; (8) significant changes in discount rates and actual investment return on pension assets; (9) work stoppages or other labor disruptions; (10) changes in the competitive landscape in the markets in which we operate; (11) risks related to our doing business in other countries, including sales to non-U.S. customers; (12) potential adverse developments in new or pending litigation and/or government investigations; (13) changes in the financial condition or regulatory landscape of the commercial airline industry as they relate to Boeing Capital Corporation; (14) changes in our ability to obtain debt on commercially reasonable terms and at competitive rates in order to fund our operations and contractual commitments; (15) risks related to realizing the anticipated benefits of merger, acquisitions, joint ventures/strategic alliance or divestitures; (16) adequacy of our insurance coverage to cover significant risk exposures; and (17) potential business disruptions related to physical security threats, IT attacks or natural disasters.

Additional information concerning these and other factors can be found in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Any forward-looking statement speaks only as of the date on which it is made, and we assume no obligation to publicly update any forward-looking statement, except as required by law.

# # #

Contact:

Investor Relations:     Scott Fitterer or Rob Young (312) 544-2140

Communications:        Chaz Bickers (312) 544-2002

The Boeing Company and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

	Three months ended March 31
(Dollars in millions, except per share data)	2010	2009
Sales of products	$12,316	$13,835
Sales of services	2,900	2,667

Total revenues	15,216	16,502

Cost of products	(9,822)	(11,579)
Cost of services	(2,281)	(2,119)
Boeing Capital Corporation interest expense	(41)	(47)

Total costs and expenses	(12,144)	(13,745)

	3,072	2,757
Income from operating investments, net	59	32
General and administrative expense	(953)	(791)
Research and development expense, net	(1,000)	(970)
Loss on dispositions, net	(4)	(3)

Earnings from operations	1,174	1,025
Other expense, net	(2)	(36)
Interest and debt expense	(122)	(57)

Earnings before income taxes	1,050	932
Income tax expense	(531)	(317)

Net earnings from continuing operations	519	615
Net loss on disposal of discontinued operations, net of taxes of $3		(5)

Net earnings	$519	$610

Basic earnings per share from continuing operations	$0.71	$0.88
Net loss on disposal of discontinued operations, net of taxes		(0.01)

Basic earnings per share	$0.71	$0.87

Diluted earnings per share from continuing operations	$0.70	$0.87
Net loss on disposal of discontinued operations, net of taxes		(0.01)

Diluted earnings per share	$0.70	$0.86

Cash dividends paid per share	$0.42	$0.42

Weighted average diluted shares (millions)	740.1	707.4

The Boeing Company and Subsidiaries

Consolidated Statements of Financial Position

(Unaudited)

	March 31	December 31
(Dollars in millions except per share data)	2010	2009
Assets
Cash and cash equivalents	4,517	$9,215
Short-term investments	5,845	2,008
Accounts receivable, net	6,359	5,785
Current portion of customer financing, net	274	368
Deferred income taxes	1,030	966
Inventories, net of advances and progress billings	18,773	16,933

Total current assets	36,798	35,275
Customer financing, net	5,273	5,466
Property, plant and equipment, net of accumulated depreciation of $13,028 and $12,795	8,693	8,784
Goodwill	4,317	4,319
Other acquired intangibles, net	2,878	2,877
Deferred income taxes	2,754	3,062
Investments	1,030	1,030
Pension plan assets, net	21	16
Other assets, net of accumulated amortization of $441 and $492	1,206	1,224

Total assets	$62,970	$62,053

Liabilities and shareholders’ equity
Accounts payable	7,469	$7,096
Other accrued liabilities	12,267	12,822
Advances and billings in excess of related costs	11,857	12,076
Income taxes payable	412	182
Short-term debt and current portion of long-term debt	1,479	707

Total current liabilities	33,484	32,883
Accrued retiree health care	7,043	7,049
Accrued pension plan liability, net	6,392	6,315
Non-current income taxes payable	896	827
Other long-term liabilities	652	537
Long-term debt	11,464	12,217
Shareholders’ equity:
Common shares, par value $5.00 – 1,200,000,000 shares authorized; 1,012,261,159 shares issued	5,061	5,061
Additional paid-in capital	4,264	3,724
Treasury shares, at cost – 253,748,666 and 256,406,709	(15,744)	(15,911)
Retained earnings	23,265	22,746
Accumulated other comprehensive loss	(11,747)	(11,877)
ShareValue Trust shares – 29,747,123 and 29,563,324	(2,157)	(1,615)

Total Boeing shareholders’ equity	2,942	2,128
Noncontrolling interest	97	97

Total shareholders’ equity	3,039	2,225

Total liabilities and shareholders’ equity	$62,970	$62,053

The Boeing Company and Subsidiaries

Consolidated Statements of Cash Flows

(Unaudited)

	Three months ended March 31
(Dollars in millions)	2010	2009
Cash flows - operating activities:
Net earnings	$519	$610
Adjustments to reconcile net earnings to net cash provided by operating activities:
Non-cash items –
Share-based plans expense	66	60
Depreciation	350	335
Amortization of other acquired intangibles	55	49
Amortization of debt discount/premium and issuance costs	5	2
Investment/asset impairment charges, net	15	21
Customer financing valuation provision	12	9
Loss on disposal of discontinued operations		8
Loss on dispositions, net	4	3
Other charges and credits, net	30	63
Excess tax benefits from share-based payment arrangements	(8)	(5)
Changes in assets and liabilities –
Accounts receivable	(572)	(869)
Inventories, net of advances and progress billings	(1,833)	(82)
Accounts payable	225	644
Other accrued liabilities	(136)	(169)
Advances and billings in excess of related costs	(221)	(1,210)
Income taxes receivable, payable and deferred	429	534
Other long-term liabilities	246	(51)
Pension and other postretirement plans	355	304
Customer financing, net	221	21
Other	(47)	(84)

Net cash (used)/provided by operating activities	(285)	193

Cash flows - investing activities:
Property, plant and equipment additions	(186)	(442)
Property, plant and equipment reductions	3	25
Acquisitions, net of cash acquired	(24)	(30)
Contributions to investments	(4,744)	(200)
Proceeds from investments	910	49

Net cash (used) by investing activities	(4,041)	(598)

Cash flows - financing activities:
New borrowings	19	1,827
Debt repayments	(51)	(71)
Repayments of distribution rights financing	(13)
Stock options exercised, other	23
Excess tax benefits from share-based payment arrangements	8	5
Employee taxes on certain share-based payment arrangements	(15)	(15)
Common shares repurchased		(50)
Dividends paid	(318)	(305)

Net cash (used)/provided by financing activities	(347)	1,391

Effect of exchange rate changes on cash and cash equivalents	(25)	(17)

Net (decrease)/increase in cash and cash equivalents	(4,698)	969
Cash and cash equivalents at beginning of year	9,215	3,268

Cash and cash equivalents at end of period	$4,517	$4,237

The Boeing Company and Subsidiaries

Summary of Business Segment Data

(Unaudited)

	Three months ended March 31
(Dollars in millions)	2010	2009
Revenues:
Commercial Airplanes	$7,468	$8,554
Boeing Defense, Space & Security:
Boeing Military Aircraft	3,241	3,067
Network & Space Systems	2,323	2,678
Global Services & Support	2,049	1,975

Total Boeing Defense, Space & Security	7,613	7,720
Boeing Capital Corporation	162	163
Other segment	36	39
Unallocated items and eliminations	(63)	26

Total revenues	$15,216	$16,502

Earnings from operations:
Commercial Airplanes	$679	$417
Boeing Defense, Space & Security:
Boeing Military Aircraft	267	288
Network & Space Systems	174	207
Global Services & Support	223	214

Total Boeing Defense, Space & Security	664	709
Boeing Capital Corporation	46	37
Other segment	(50)	(23)
Unallocated items and eliminations	(165)	(115)

Earnings from operations	1,174	1,025
Other expense, net	(2)	(36)
Interest and debt expense	(122)	(57)

Earnings before income taxes	1,050	932
Income tax expense	(531)	(317)

Net earnings from continuing operations	519	615
Net loss on disposal of discontinued operations, net of taxes of $3		(5)

Net earnings	$519	$610

Research and development expense, net:
Commercial Airplanes	$698	$711
Boeing Defense, Space & Security:
Boeing Military Aircraft	162	139
Network & Space Systems	106	86
Global Services & Support	34	25

Total Boeing Defense, Space & Security	302	250
Other segment		9

Total research and development expense, net	$1,000	$970

Unallocated items and eliminations:
Share-based plans expense	$(47)	$(57)
Deferred compensation expense	(81)	23
Pension	21	23
Post-retirement	(11)	(23)
Capitalized interest	(10)	(15)
Other	(37)	(66)

Total	$(165)	$(115)

The Boeing Company and Subsidiaries

Operating and Financial Data

(Unaudited)

Deliveries	Three months ended March 31
Commercial Airplanes	2010		2009
737	86		91
747			4
767	3		3
777	19		23

Total	108		121

Boeing Defense, Space & Security
Boeing Military Aircraft
F/A-18 Models	13		10
F-15E Eagle	3		4
C-17 Globemaster	3		3
KC-767 Tanker			1
CH-47 Chinook	2
T-45TS Goshawk			2
AH-64 Apache	4		5
Network & Space Systems
Delta IV	1
Commercial and Civil Satellites	1
Military Satellites	1		1

Contractual backlog (Dollars in billions)	March 31 2010		December 31 2009
Commercial Airplanes	$250.4		$250.5
Boeing Defense, Space & Security:
Boeing Military Aircraft	27.5		26.4
Network & Space Systems	8.5		7.7
Global Services & Support	12.5		11.9

Total Boeing Defense, Space & Security	48.5		46.0

Total contractual backlog	$298.9		$296.5

Unobligated backlog	$15.9		$19.1

Total backlog	$314.8		$315.6

Workforce	158,200	*	157,100

*	Note: Workforce data vary from those reported in 2009 and earlier. The new totals include all subsidiaries, some of which were excluded in prior years.